Exhibit 99.1

GigOptix Announces 2009 First Quarter Financial Results

PALO ALTO, CA (May 13, 2009) GigOptix, Inc. (OTCBB: GGOX - News), a leading provider of electronic engines for the optically connected digital world, today announced its financial results for the 2009 first quarter ended April 5, 2009. The results reflect GigOptix’s rollup and consolidation activity over the last eighteen months. This is the first full quarter reported by GigOptix, Inc. since completing the merger with Lumera Corporation on December 9, 2008. Upon completion of the merger with Lumera, GigOptix, Inc. became a publicly traded company.

•	Revenue for first quarter of 2009 was $4.1 million, an increase of 143%, or $2.4 million from the same period in 2008.

•

Non-GAAP revenue for the first quarter of 2009 increased by 89%, or $1.9 million to $4.1 million, compared to $2.2 million for the first quarter of 2008, on a non-GAAP basis as if GigOptix, Inc., Helix Semiconductor and Lumera Corporation, had been merged as of January 1, 2008.

•	Net loss for the first quarter of 2009 was $1.0 million, or 25% of revenue, compared to $2.1 million, or 125% of revenue in the same period in 2008.

•

Non-GAAP net loss for the first quarter of 2009 fell to $879,000, a decrease of 57%, or $1.2 million, from the fourth quarter of 2008, and a decrease of 87%, or $6.0 million, compared to the first quarter of 2008 as if GigOptix, Inc., Helix Semiconductor and Lumera Corporation, had been merged as of January 1, 2008.

•	GigOptix reported $4.6 million in cash and cash equivalents, a current ratio of 2.5 to 1 as of April 5, 2009.

“We believe that we delivered an outstanding financial performance in the first quarter after our merger with Lumera,” stated Dr. Avi Katz, chairman of the board and chief executive officer of GigOptix. “We are benefiting from measures that we put in place immediately after the merger to reduce costs and increase revenues. Those measures among others included a restructuring of Finance and Administration, work force reduction, and streamlining operating expenses related to the former Lumera business. We also excelled in product development, releasing several new products to the market and secured new business with leading global corporations. I am pleased with our strong financial and business results and remain excited about the opportunities ahead of us as we strive to deliver our first positive EBIT quarter.”

“Due to a shipping issue related to a delivery to one customer, we were unable to include a product order in the amount of $348,000 in revenue for the first quarter,” stated Dawn Casterson, the chief accounting officer and acting chief financial officer at GigOptix. “The order, which was completed and scheduled to ship from GigOptix on Saturday, April 4, 2009, did not physically leave the premises until Monday morning, April 6, 2009. We therefore missed the first quarter 2009 cutoff time. Had the order been shipped prior to the first quarter 2009 cutoff time, our revenues would have slightly exceeded the $4.4 million revenue estimate that we pre-announced earlier this month.”

Please refer to the footnotes at the end of this release for reconciliations and information regarding the non-GAAP financial measures used in this press release.

Discussion of GigOptix, Inc. Financial Results

First Quarter 2009 highlights include:

•

Revenue for the first quarter of 2009 was $4.1 million, an increase of 143%, or $2.4 million from the same period in 2008. The increase in revenue year over year is due, in part, to the continued traction gained through the Company’s LX, HX, and GX product lines and strong contracts with industry leaders, including US government agencies.

•

On a non-GAAP basis, as if the results of the Helix Semiconductor and Lumera Corporation acquisitions were included from the beginning of 2008, revenue for the first quarter of 2009 for the three companies on a combined basis would have increased by 89%, or $1.9 million to $4.1 million, compared to $2.2 million for the same period in 2008.

•

Gross profit for the first quarter of 2009 was $2.4 million or 58% of revenue compared with gross profit of $649,000, or 39% of revenue, for the same period in 2008. Included in cost of revenue for the first quarter of 2009 was the amortization of acquired intangible assets of $113,000. Improvement in gross profit and gross margin is due, in part, to increased revenue, a higher margin product mix and lower product costs related to operating efficiencies.

•	Operating expenses for the first quarter of 2009 totaled $3.8 million, or 92% of revenue, compared to $2.6 million, or 155% of revenue for the same period in 2008.

•	Net loss for the first quarter of 2009 was $1.0 million, or 25% of revenue, compared to $2.1 million, or 125% of revenue in the same period in 2008.

•

Non-GAAP net loss for the first quarter of 2009 was $879,000, or 21% of revenue, compared to $6.9 million, or 317% of revenue, for the first quarter of 2008. The reduction in non-GAAP net loss is primarily due to the Company’s cost containment efforts and leveraging the synergies obtained from the Company’s acquisitions.

•	A $300,000 gain was recorded for the sale of assets outside the Company’s normal business activities.

•

Our cash position as of April 5, 2009 was $4.6 million. As of April 5, 2009, our current ratio was 2.5 to 1, and book value totaled $8.8 million or $1.70 per common share, based on 5.2 million outstanding shares. The Company paid-off and terminated its Loan and Security Agreement with Silicon Valley Bank, early in the second quarter of 2009 and is now debt free.

“During the quarter we put in place a number of strategic initiatives in order to continue to grow as a company, organically and financially, all with the focus toward building stockholder value,” stated Dr. Katz. “Significant operating cost reduction measures have been deployed during 2008 and the first quarter of 2009, which have dramatically improved our margins, enhanced our cash position and the bottom line, we have also implemented additional meaningful cost reduction measures as of April 1, 2009, which we believe will further improve the financial performance of the company in the second quarter of 2009 and beyond.”

Management illustration of non-GAAP revenue and adjusted consolidated non-GAAP net loss trend:

(Unaudited) (000’s)	Q3’07	Q4’07	Q1’08	Q2’08	Q3’08	Q4’08	Q1’09
GigOptix revenue	$833	$1,103	$1,683	$2,246	$2,622	$3,104	$4,094
Helix pre-acquisition revenue	$445	$786	—	—	—	—	—
Lumera pre-acquisition revenue	$624	$356	$484	$1,499	$1,565	$1,278	—

Non-GAAP revenue	$1,902	$2,245	$2,167	$3,745	$4,187	$4,382	$4,094

Adjusted consolidated non-GAAP net loss	$(5,236)	$(5,583)	$(6,870)	$(2,364)	$(1,812)	$(2,043)	$(879)

Product Updates

The first quarter of 2009 brought new products and product line updates, including the following:

•	The GX6420, a 43Gb/s Electro-Absorption Modulated Laser (EML) driver is now sampling.

•	The ceramic packaged GX6155 is now in full volume production and being designed-in by multiple tier-one transponder makers.

•

The GigOptix 4 and 12 channel 10G parallel lineup completion and the production release of the HXT/R4 family of drivers and receivers which serve the highly anticipated Active Optical Cable (AOC) market.

•	The sampling of the GX6220D, a 28Gb/s Electro-Absorption (EA) modulator driver targeting the emerging 100GBASE-ER4 Ethernet standard for Access Network applications.

•	An Air Force contract worth $2.7 million over 12 months.

•	Advanced engineering samples of the GigOptix DP-QPSK 100G (4-channel 28Gb/s) Mach-Zhender modulator driver, are now being shipped to select partners.

•	Initial product shipments from the LX product line comprised more than 5% of the Company’s first quarter revenue.

In the second quarter of 2009, management expects to see an increase in sales from new products and contracts, as well as a move into the Military and Test & Measurement verticals with the rejuvenation of the Company’s broadband RF products.

Non-GAAP Financial Measures

These materials include references to non-GAAP revenue, non-GAAP net loss, and adjusted consolidated non-GAAP net loss. Non-GAAP revenue includes unaudited 2008 and 2007 revenue results for Helix Semiconductor and Lumera Corporation prior to their acquisition by GigOptix. Non-GAAP net loss includes adjustments to add back special items, consisting of expensed acquired In-Process Research and Development (IPR&D) costs, merger and acquisition-related expenses, amortization of acquired intangible assets, acquisition-related compensation expenses, stock-based compensation expense, costs related to the liquidation of our subsidiary in Italy, and gain on sale of assets. Adjusted consolidated non-GAAP net loss adjusts the Company’s non-GAAP net loss for the results of Helix Semiconductor and Lumera Corporation, as if these acquisitions had occurred at the beginning of the third quarter of 2007, as a new management team formed GigOptix LLC on July 1, 2007. A reconciliation of each of these non-GAAP financial measures to the relevant GAAP financial measure is included in the tables below.

GigOptix believes that the use of these non-GAAP financial measures are important indicators of the ongoing operations of its business and provide better comparability between reporting periods and provide a better baseline for analyzing trends in GigOptix’s operations. GigOptix does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. GigOptix believes the disclosure of the effects of these items increases the reader’s understanding of the underlying performance of the business and that such non-GAAP financial measures provide investors with an additional tool to evaluate our financial results and assess our prospects for future performance.

There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon GigOptix’s reported financial results. Management compensates for these limitations by providing investors with reconciliations of the non-GAAP financial measure to the most directly comparable GAAP financial measure. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for or superior to the most directly comparable GAAP financial measures. The non-GAAP financial measure supplements, and should be viewed in conjunction with the GAAP financial measure. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided above.

Investors should review these financial results and business information in conjunction with the more comprehensive information regarding the Company’s results of operations and financial condition included in its first quarter Form 10-Q, which is expected to be filed with the SEC on or before May 20, 2009. An updated Corporate Presentation with visual representation of the financials is now available at www.ir.gigoptix.com under the Presentations & Webcasts.

Conference Call

GigOptix will hold its quarterly conference call to discuss the first quarter of 2009 operating results on Wednesday, May 13, 2009 at 4:30 p.m. Eastern Daylight Time (1:30 p.m. PDT).

Conference call and the live audio web cast details:

When: Wednesday, May 13, 2009 at 4:30 p.m. Eastern Daylight Time (1:30 p.m. PDT)

Toll-free: 866-831-6234

International: 617-213-8854

Pass code: 82380551

Live Audio web cast: www.gigoptix.com

Telephone replay will be available until May 20, 2009 at 7:30 p.m. Eastern Daylight Time (4:30 p.m. PDT)

Toll-free: 888-286-8010

International callers: 617-801-6888

Pass code: 79527529

Web cast will be archived on the Company’s website at www.gigoptix.com

About GigOptix Inc.

GigOptix is a leading fabless manufacturer of electronic engines for the optically connected digital world. The Company offers a broad portfolio of high speed electronic devices including polymer electro-optic modulators, modulator drivers, laser drivers and TIAs for telecom, datacom, Infiniband and consumer optical systems, covering serial and parallel communication technologies from 1G to 100G. For more information, please visit www.GigOptix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding the benefits from cost reduction and revenue enhancing measures, continued growth, future opportunities, delivering positive EBIT, continued traction with the company’s products, contracts with industry leaders, ongoing cost containment efforts and the leveraging of synergies, building stockholder value, and the improvement of the company’s future financial performance, as well as forward-looking statements under the heading “Product Updates,” among others. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks include, but are not limited to, trends and fluctuations in our industry; changes in demand and purchasing volume of our customers; advances in technology; unpredictability of suppliers; increased production or labor costs; our ability to attract and retain qualified personnel; pricing pressures and other competitive factors; and our ability to establish and protect our intellectual property; competition; litigation; financial community perceptions of the company; changes in laws and regulations, including increased taxes; economic, credit and capital market conditions; and the effects of war, terrorist or similar activity. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of the company’s filings with the SEC, and in the company’s other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the company as of the date hereof, and the company assumes no obligation to update any forward-looking statement.

Contact:

Media:

GigOptix Inc.

Parker Martineau, 650-424-1937 x102

Corporate Communications Manager

pr@gigoptix.com

Investor Relations:

Alliance Advisors, LLC

Alan Sheinwald, 914-669-0222

President

asheinwald@allianceadvisors.net

GIGOPTIX, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	April 5, 2009	December 31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$4,644	$6,871
Accounts receivable, net	3,000	2,475
Inventories	984	1,019
Prepaid and other current assets	1,195	1,043

Total current assets	9,823	11,408
Property and equipment, net	810	771
Intangible assets, net	1,051	1,231
Restricted cash	745	749
Other assets	582	712

Total assets	$13,011	$14,871

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,225	$1,496
Accrued and other current liabilities	2,229	2,472
Line of credit	503	800

Total current liabilities	3,957	4,768
Pension liabilities	161	173
Deferred tax liabilities	81	118

Total liabilities	4,199	5,059

Stockholders’ Equity
Common stock, $0.001 par value	5	5
Additional paid-in capital	68,717	68,576
Accumulated deficit	(59,967)	(58,952)
Accumulated other comprehensive income	57	183

Total stockholders’ equity	8,812	9,812

Total liabilities and stockholders’ equity	$13,011	$14,871

GIGOPTIX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three months ended
	April 5,		March 28,
	2009	%	2008	%
Revenue	$4,094	100.0%	$1,683	100.0%
Cost of revenue	1,740	42.5%	1,034	61.4%

Gross profit	2,354	57.5%	649	38.6%

Research and development expense	1,499	36.6%	1,013	60.2%
Selling, general and administrative expense	2,285	55.8%	1,274	75.7%
Acquired in-process research and development	—	0.0%	319	19.0%

Total operating expenses	3,784	92.4%	2,606	154.9%

Loss from operations	(1,430)	-34.9%	(1,957)	-116.3%
Interest income (expense), net	2	0.0%	(78)	-4.6%
Other income (expense), net	336	8.2%	(166)	-9.9%

Loss before benefit from income taxes	(1,092)	-26.7%	(2,201)	-130.8%
Benefit from income taxes	77	1.9%	93	5.5%

Net loss	$(1,015)	-24.8%	$(2,108)	-125.3%

Net loss per share - basic and diluted	$(0.20)		$(2.84)

Weighted average number of shares used in per share calculations - basic and diluted	5,173		743

GigOptix, Inc.

Reconciliation of GAAP Revenue to Non-GAAP Revenue

(In thousands)

(Unaudited)

	Quarters ended							Six Months ended			Twelve Months ended
	Sep 30, Dec 31,		Mar 28, Jun 27, Sep 26, Dec 31,				Apr 5,	Dec 31,	June 27, Dec 31,		December 31,
	2007		2008				2009	2007	2008		2007	2008
GAAP Revenue	$833	$1,103	$1,683	$2,246	$2,622	$3,104	$4,094	$1,936	$3,929	$5,726	$3,177	$9,655

Pre-acquisition revenue relating to:
Helix Semiconductor	$445	$786	$—	$—	$—	$—	$—	$1,231	$—	$—	$1,975	$—
Lumera Corporation	$624	$356	$484	$1,499	$1,565	$1,278	$—	$980	$1,983	$2,843	$2,774	$4,826

Non-GAAP Revenue	$1,902	$2,245	$2,167	$3,745	$4,187	$4,382	$4,094	$4,147	$5,912	$8,569	$7,926	$14,481

Use of Non-GAAP Revenue: To supplement its consolidated revenue in accordance with GAAP, GigOptix uses non-GAAP revenue which is computed from the most directly comparable GAAP revenue amount to include revenue prior to the acquisition of Helix Semiconductor and the merger of Lumera Corporation. The tables include pre-acquisition revenue for the two quarters and year ended December 31, 2007 for Helix Semiconductor and for Lumera Corporation, the following periods are included: the last two quarters of fiscal year 2007, the first three quarters of fiscal year 2008, the period from October 1, 2008 through December 9, 2008 and the year ended December 31, 2007, respectively. Management believes that providing this non-GAAP financial measure, in addition to the GAAP measure is useful to investors because non-GAAP revenue enables investors to better assess changes in revenue across different reporting periods on a consistent basis. GigOptix uses non-GAAP revenue in these materials because it believes it is useful to investors in allowing greater transparency related to a significant measure used by management in its financial and operational decision-making. and believes that non-GAAP revenue provides meaningful supplemental information regarding operational and financial performance.

GigOptix, Inc.

Reconciliation of GAAP Net Loss to Non-GAAP Net Loss

(in thousands)

(unaudited)

	Quarters ended							Six Months ended			Twelve Months ended
	Sep 30,	Dec 31,	Mar 28,	Jun 27,	Sep 26,	Dec 31,	Apr 5,	December 31,	June 27,	December 31,	December 31,
	2007		2008				2009	2007	2008		2007	2008
GAAP net loss	$(1,087)	$(1,575)	$(2,108)	$(1,591)	$(1,159)	$(2,836)	$(1,015)	$(2,662)	$(3,699)	$(3,995)	$(6,450)	$(7,694)
Special items
Stock based compensation expense	—	72	12	44	50	178	140	72	56	228	72	284
Liquidation of subsidiary in Italy	—	300	—	—	—	—	—	300	—	—	300	—
Acquisition-related compensation charge	—	—	175	175	175	175	175	—	350	350	—	700
Intangible amortization	—	—	143	143	143	183	121	—	286	326	—	612
Acquired IPR&D	—	—	319	—	—	397	—	—	319	397	—	716
Merger related expenses	—	—	—	130	—	1,568	—	—	130	1,568	—	1,698
Gain on sale of assets	—	—	—	—	—	—	(300)	—	—	—	—	—

Total special items	—	372	649	492	368	2,501	136	372	1,141	2,869	372	4,010

Non-GAAP net loss	$(1,087)	$(1,203)	$(1,459)	$(1,099)	$(791)	$(335)	$(879)	$(2,290)	$(2,558)	$(1,126)	$(6,078)	$(3,684)

Pre-acquisition results relating to
Helix Semiconductor:
Helix GAAP net income	$98	$213	$—	$—	$—	$—	$—	$311	$—	$—	$391	$—

Pre-acquisition results relating to
Lumera Corporation:
GAAP net loss	$(4,831)	$(5,086)	$(6,041)	$(1,686)	$(1,522)	$(2,755)	$—	$(9,917)	$(7,727)	$(4,277)	$(15,956)	$(12,004)
Stock based compensation expense	584	493	(263)	133	74	94	—	1,077	(130)	168	2,307	38
Merger related expenses	—	—	893	288	427	953	—	—	1,181	1,380	—	2,561

Lumera non-GAAP net loss	$(4,247)	$(4,593)	$(5,411)	$(1,265)	$(1,021)	$(1,708)	$—	$(8,840)	$(6,676)	$(2,729)	$(13,649)	$(9,405)

Adjusted consolidated non-GAAP net loss	$(5,236)	$(5,583)	$(6,870)	$(2,364)	$(1,812)	$(2,043)	$(879)	$(10,819)	$(9,234)	$(3,855)	$(19,336)	$(13,089)

Use of Non-GAAP Net Loss:

To supplement its consolidated loss from operations in accordance with GAAP, GigOptix uses non-GAAP net loss results which are computed from the most directly comparable GAAP net loss amounts and adjusted with the certain items as shown above and described below. In addition, adjusted consolidated non-GAAP net loss adjusts the Company’s non-GAAP net loss for the results of Helix Semiconductor and Lumera Corporation, as if these acquisitions had occurred at the beginning of the third quarter of 2007, as a new management team formed GigOptix LLC on July 1, 2007. Management believes that these non-GAAP financial measures reflect an additional and useful way of viewing aspects of GigOptix’ operations that, when viewed in conjunction with its GAAP results, provide a more comprehensive understanding of the various factors and trends affecting GigOptix’ business and operations. Thus, management believes that these non-GAAP financial measures provide investors with another method for assessing GigOptix’s operating results in a manner that is focused on the performance of its ongoing operations. In addition, these non-GAAP financial measures facilitate comparisons to GigOptix’s historical operating results and to competitors’ operating results.

•	Acquired IPR&D.

Acquired in-process research and development charges relate to projects in process as of the respective acquisition date that have not reached technological feasibility and are immediately expensed.

•	Merger and acquisition-related expenses.

The Company incurred certain expenses related to the acquisition of Helix Semiconductor and the merger of Lumera Corporation, including legal, accounting, and auditing services.

•	Acquisition-related compensation charge.

As a result of the acquisition of Helix Semiconductor, the Company is required to pay compensation expense, which is contingent on the employment retention of certain key employees established in accordance with the terms of the acquisition.

•	Amortization of acquired intangible assets.

Amortization of acquired intangible assets consists of the amortization of assets acquired in the acquisition of Helix Semiconductor and the merger with Lumera Corporation, such as customer relationships, backlog, existing technology, and patents.

•	Stock-based compensation expense.

Stock-based compensation expense relates primarily to equity awards such as stock options and restricted stock units. Stock-based compensation is a non-cash expense that varies in amount from period to period and may be dependent on market forces.

•	Expenses related to the liquidation of our subsidiary in Italy.

The Company liquidated its R&D center in Italy in 2007. Certain charges occurred related to this dissolution, related to employee separation costs and certain professional fees.

•	Gain on sale of assets.

As a part of the merger with Lumera Corporation, the Company acquired assets previously written down to zero book value. In February 2009, the assets were sold for $300,000 in cash. This amount is included in the reconciliation because the nature of the income is outside the Company’s normal business activities.